EXHIBIT 10.8

AMENDMENT NUMBER FIVE
TO THE
CONSTELLATION BRANDS, INC.
LONG-TERM STOCK INCENTIVE PLAN

This Amendment Number Five to the Constellation Brands, Inc. Long-Term Stock Incentive Plan (the "Plan") is adopted pursuant to Section 19 of the Plan by the Board of Directors of Constellation Brands, Inc. (the "Company"), acting in its capacity as the Committee under the Plan, and by the stockholders of the Company. Capitalized terms used herein which are not otherwise defined shall have the meanings ascribed to them in the Plan and Annex A thereto.

The Plan is hereby amended to increase the number of shares of the Company’s Common Stock with respect to which Awards may be made under the Plan to forty million shares by amending the first sentence of the first paragraph of Section 4 of the Plan to read in its entirety as follows:

The total number of shares of the Company’s Common Stock available for Awards under the Plan in the aggregate shall not exceed forty million shares.

In witness whereof, Constellation Brands, Inc. has caused this instrument to be executed as of July 20, 2004.

CONSTELLATION BRANDS, INC.

/s/ W. Keith Wilson
Name:	W. Keith Wilson
Title:	Executive Vice President and Chief Human Resources Officer